EXHIBIT (d)(1)

SCHEDULE I

Master Trust shall pay the Adviser as full compensation for services provided and expenses assumed hereunder an advisory fee for each Master Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Master Portfolio:

Master Portfolio	Rate of Compensation	Effective Date
Columbia International Value Master Portfolio

•   0.85% up to $500 million

•   0.80% in excess of $500 million and up to $1 billion

•   0.75% in excess of $1 billion and up to $1.5 billion

•   0.70% in excess of $1.5 billion and up to $3 billion

•   0.68% in excess of $3 billion up to $6 billion

•   0.66% in excess of $6 billion

10/15/1999 amended rate 12/01/04

Effective as of the 10th day of November, 2008.

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC
on behalf of the Master Portfolio

By:	/s/ J. Kevin Connaughton
J. Kevin Connaughton
Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Christopher L. Wilson
Christopher L. Wilson
Managing Director